EXHIBIT 99.1

Educational Development Corporation Announces Third Quarter Fiscal 2011 Results

TULSA, Okla., Jan. 19, 2011 (GLOBE NEWSWIRE) -- Educational Development Corporation (Nasdaq:EDUC) (http://www.edcpub.com) today reported results for the third quarter of fiscal 2011, ended November 30, 2010.

Results

EDUC reports net revenue of $9,484,600 for the quarter ended November 30, 2010 of compared to $10,016,400 and net earnings of $776,900 compared to $925,100 for the same period last year.

Our Publishing Division posted a net revenue gain of 2.4% for the quarter and 3.4% for the nine months ended November 30, 2010 over the same period in 2009. This is especially encouraging as the publishing industry reports Juvenile Hardbacks down 16% for the year and Juvenile Paperbacks down 6% for the year.

The Home Business experienced an 8.2% net revenue decline for the quarter which is primarily due to decreases in home party sales, direct sales and internet sales. For the nine months ended November 30, 2010, net revenues declined 7.5% over the same period last year. This division has been impacted more by the economic conditions and consumer reductions in spending levels than our retail division; consequently, we continue to develop incentives for our field sales force to support their business.

Despite the small decline in sales and earnings, we continue a strong cash position while maintaining a $0.15 quarterly dividend.

EDUCATIONAL DEVELOPMENT CORPORATION
SELECTED FINANCIAL DATA

	Three Months Ended November 30,		Nine Months Ended November 30,
	2010	2009	2010	2009

NET REVENUES	$ 9,484,600	$ 10,016,400	$ 21,530,400	$ 22,412,900
EARNINGS BEFORE INCOME TAXES	$ 1,248,300	$ 1,483,200	$ 1,851,700	$ 2,508,400
INCOME TAXES	471,400	558,100	696,400	942,500
NET EARNINGS	$ 776,900	$ 925,100	$ 1,155,300	$ 1,565,900

BASIC AND DILUTED EARNINGS PER SHARE:
Basic	$ 0.20	$ 0.24	$ 0.30	$ 0.41
Diluted	$ 0.20	$ 0.24	$ 0.30	$ 0.41

WEIGHTED AVERAGE SHARES:
Basic	3,891,065	3,872,134	3,883,420	3,861,001
Diluted	3,893,301	3,873,282	3,885,646	3,862,099

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,500 different titles are available for children of all ages, with periodic new additions.

The Educational Development logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5083

CONTACT: Educational Development Corporation
         Randall White, (918) 622-4522